  Exhibit 8.2

March 4, 2020

Board of Directors
Tomah Bancshares, Inc.
110 West Veterans Street
Tomah, WI 54660

Ladies and Gentlemen:

We have acted as counsel to Tomah Bancshares, Inc., a Wisconsin corporation (“TB”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of November 19, 2019 (the “Agreement”) and entered into by and between TB and Bank First Corporation, a Wisconsin corporation (“BFC”). Under the Agreement, TB will merge into BFC, with BFC as the surviving entity in the merger (the “Merger”). The Merger consideration payable to the TB shareholders will consist solely of BFC common stock, with the exception of cash paid in lieu of issuing fractional shares of BFC stock and cash paid to any dissenting TB shareholders. This opinion is being delivered in connection with BFC’s registration statement on Form S-4, as amended, (the “Registration Statement”), which includes the joint Proxy Statement of BFC and Prospectus of BFC, filed by BFC with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit.

For purposes of rendering this opinion, we have reviewed the Agreement, the Registration Statement, the representation letters executed by duly authorized officers of TB and BFC, and such other documents as we have deemed necessary or appropriate, without any independent investigation thereof. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations, and warranties contained in the Agreement, Registration Statement, and the representation letters.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

▪	that the Merger will be consummated in accordance with the Agreement (without any changes to the method of effecting the Merger pursuant to Section 1.05 of the Agreement), the Registration Statement, and the representation letters of the parties to the Merger and without breach or waiver of any material provision thereof;

▪	the genuineness of all signatures and the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

▪	that any representations or statements that are made to the best of any person’s knowledge, or that are similarly qualified, will be true, correct, and complete without regard to any knowledge or similar qualification; and

▪	that the Merger will qualify as a statutory merger under Wisconsin law.

Board of Directors Tomah Bancshares, Inc. March 4, 2020

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for U.S. federal income tax purposes, (i) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) TB and BFC will each be a “party to the reorganization” under Section 368(b) of the Code; (iii) the TB shareholders will not recognize any gain or loss upon their exchange of TB shares solely in exchange for BFC shares in the Merger pursuant to Section 354(a) of the Code, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of BFC common stock or in settlement of dissenting shares; and (iv) the descriptions of law and legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” constitutes our opinion regarding the material U.S. federal income tax consequences of the Merger to U.S. holders of TB common stock described in the Registration Statement, subject to the assumptions, limitations, and qualifications referred to therein.

We express no opinion with respect to any other tax consequences of the Merger, including the tax consequences of cash received in lieu of fractional shares or cash received by dissenting shareholders. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger.

Future legislative, judicial, regulatory, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Our opinion concerning certain federal income tax consequences of the Merger is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Merger, including any transactions undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Merger.

Board of Directors Tomah Bancshares, Inc. March 4, 2020

Our opinion is void and may not be relied upon if (a) the transactions described in the representation letters executed by the duly authorized officers of TB and BFC are not consummated in accordance with the terms of such representation letters and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, or assumptions upon which we relied are not true and accurate at all relevant times.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

3